   Exhibit n(i)

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 23, 2004, relating to the financial statements of the Prudential Variable Contract Account GI-2, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 23, 2004 relating to the consolidated financial statements of the Prudential Insurance Company of America, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 29, 2004